Exhibit 99.1

[ONEOK Partners Logo]	NEWS
July 15, 2008	Analyst Contact: Christy Williamson
918-588-7163
Media Contact: Megan Washbourne
918-588-7572

ONEOK Partners Increases Quarterly Distribution

A 32.5 Percent Increase Since April 2006

TULSA, Okla. - July 15, 2008 - The board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) today announced that it has increased the partnership's quarterly cash distribution to $1.06 per unit from $1.04 per unit, effective for the second quarter 2008, resulting in an annualized cash distribution of $4.24. The distribution is payable Aug. 14, 2008, to unitholders of record as of July 31, 2008.

"With this increase, we've raised the distribution for 10 consecutive quarters, demonstrating our commitment to create value and superior returns for our unitholders," said John W. Gibson, chairman and chief executive officer of ONEOK Partners.

"As we complete our $1.6 billion in internally generated growth projects later this year and in early 2009, our distributable cash flow will increase, providing the opportunity to continue to raise distribution payments to unitholders," Gibson stated.

ONEOK Partners has increased its distribution 32.5 percent since April 2006.

-------------------------------------------------------------------------------------------------------------------

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 47.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  For more information on ONEOK Partners, visit the Web site at www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FD

###